Exhibit 99.1

Dunkin' Brands Reports Third Quarter 2016 Results

Third quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 2.0%

•	Baskin-Robbins U.S. comparable store sales decline of 0.9%

•	Added 115 net new restaurants worldwide, including 56 net new Dunkin' Donuts in the U.S.

•	Revenues decreased 1.3%

•	Diluted EPS increased 18.8% to $0.57

•	Diluted adjusted EPS increased 15.4% to $0.60

CANTON, Mass. (October 20, 2016) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the third quarter ended September 24, 2016.
“Our Dunkin’ Donuts U.S. business delivered solid comps for the quarter, fueled by record-breaking beverage sales, with double-digit growth in the espresso and iced coffee categories. Other noteworthy achievements in the quarter included: surpassing 5 million members in our DD Perks® rewards program, which remains one of the fastest growing loyalty programs in the quick-service-restaurant industry; the opening of our 12,000th Dunkin’ Donuts restaurant worldwide; the hiring of Dave Hoffmann, a leading restaurant executive, as our new Dunkin’ Donuts U.S. and Canada president; and the announcement that we will be launching a line of Dunkin’ Donuts ready-to-drink iced coffee beverages nationwide in 2017,” said Nigel Travis, Dunkin’ Brands Chairman and CEO. “We are very pleased with the direction of the Company, and while we have much work to do, we are cautiously optimistic that our new five-part strategy for Dunkin’ Donuts U.S., which focuses on coffee leadership, faster innovation, targeted value offers, digital leadership and an improved restaurant experience, will position the Company to see healthy growth in the months and years ahead.”
“While the sale of our remaining company-operated restaurants drove a decline in revenues in the quarter, we are pleased to announce that we are now 100 percent franchised,” said Paul Carbone, Dunkin’ Brands Chief Financial Officer. “In regards to restaurant-level economics, we are particularly encouraged by first-year cash-on-cash returns that franchisees are experiencing in our high-opportunity West and Emerging markets. We will continue to focus on driving franchisee profitability by better serving the customer, building high-margin beverage sales, lowering store construction costs and simplifying store operations. Additionally, sales of Dunkin’ Donuts- branded consumer goods through locations outside our restaurants, including our recently announced ready-to-drink iced coffee line, should drive Brand awareness, provide more opportunities for consumers to drink our coffee every day, and deliver profit-sharing income for our franchisees, including in our newest markets.”

THIRD QUARTER 2016 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	September 24, 2016	September 26, 2015	$ / #	%
Systemwide sales[1]	$2,821.0	2,653.8	167.2	6.3%
Comparable store sales growth (decline):
DD U.S.	2.0%	1.1%
BR U.S.	(0.9)%	7.5%
DD International	(1.4)%	0.8%
BR International	(2.9)%	(2.4)%
Development data:
Consolidated global net POD development[2]	115	90	25	27.8%
DD global PODs at period end	12,008	11,568	440	3.8%
BR global PODs at period end	7,776	7,617	159	2.1%
Consolidated global PODs at period end	19,784	19,185	599	3.1%
Financial data:
Revenues	$207.1	209.8	(2.7)	(1.3)%
Operating income	109.4	99.8	9.6	9.6%
Operating income margin	52.8%	47.5%
Adjusted operating income[3]	$114.8	106.0	8.8	8.3%
Adjusted operating income margin[3]	55.4%	50.5%
Net income	$52.7	46.2	6.5	14.1%
Adjusted net income[3]	56.0	50.2	5.8	11.5%
Earnings per share:
Common–basic	0.58	0.49	0.09	18.4%
Common–diluted	0.57	0.48	0.09	18.8%
Diluted adjusted earnings per share[3]	0.60	0.52	0.08	15.4%
Weighted average number of common shares – diluted (in millions)	92.6	96.0	(3.5)	(3.6)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors. Beginning in the first quarter of fiscal year 2016, we began presenting systemwide sales rather than franchisee-reported sales, which excludes sales of company-operated restaurants, as we believe the systemwide sales information is a more complete metric in obtaining an understanding of our financial performance.
2 Consolidated global net POD development for the three months ended September 24, 2016 and September 26, 2015 reflects the previously-announced closing of 5 and 31 self-serve coffee stations within Speedway locations, respectively.
3 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
Global systemwide sales growth in the third quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 78 weeks or more).
Dunkin' Donuts U.S. comparable store sales growth in the third quarter was driven by increased average ticket offset by a decline in traffic. Growth was driven by strong beverage sales, led by iced coffee, including Cold Brew, and hot and iced espresso-based beverages, as well as breakfast sandwiches, led by the Maple Sausage and the Belgian Waffle breakfast sandwiches.
Baskin-Robbins U.S. comparable store sales were negative during the third quarter driven by a decline in traffic offset by increased average ticket. Growth in sales of cups and cones led by Warm Cookie and Donut Ice Cream Sandwiches was more than offset by declines in beverages and sundaes.

In the third quarter, Dunkin' Brands franchisees and licensees opened 115 net new restaurants around the globe. This included 56 net new Dunkin' Donuts U.S. locations (including the closing of 5 Speedway self-serve coffee stations), 45 net new Baskin-Robbins International locations, 11 net new Dunkin' Donuts International locations, and 3 net new Baskin-Robbins U.S. locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 127 restaurants and Baskin-Robbins U.S. franchisees remodeled 18 restaurants during the quarter.
Revenues for the third quarter decreased $2.7 million, or 1.3%, compared to the prior year period due primarily to a decrease in sales at company-operated restaurants driven by a net decrease in the number of company-operated restaurants, a decrease in franchise fees driven by declines in gross openings and renewal income, as well as a decrease in sales of ice cream and other products primarily to the Middle East. As of September 24, 2016, there were six points of distribution that were company-operated, all of which were sold subsequent to quarter end. These decreases in revenues were offset by increased royalty income as a result of systemwide sales growth. Also offsetting the decrease in total revenues were increased license fees related to the Dunkin’ K-Cup® pod licensing agreement.
Operating income and adjusted operating income for the third quarter increased $9.6 million, or 9.6%, and $8.8 million, or 8.3%, respectively, from the prior year period primarily as a result of the increase in royalty income, as well as gains recognized in connection with the sale of company-operated restaurants and a reduction in general and administrative expenses driven primarily by a decrease in bad debt expense, offset by the decrease in franchise fees.
Net income and adjusted net income for the third quarter increased by $6.5 million, or 14.1%, and $5.8 million, or 11.5%, respectively, compared to the prior year period primarily as a result of the increases in operating income and adjusted operating income of $9.6 million and $8.8 million, respectively, offset by an increase in income tax expense.
Diluted earnings per share and diluted adjusted earnings per share increased by 18.8% to $0.57 and 15.4% to $0.60, respectively, for the third quarter compared to the prior year period as a result of the increases in net income and adjusted net income, respectively, as well as a decrease in shares outstanding. The decrease in shares outstanding from the prior year period was due primarily to the repurchase of shares since the third quarter of 2015, offset by the exercise of stock options.

THIRD QUARTER 2016 SEGMENT RESULTS

Beginning in the first quarter of fiscal year 2016, certain segment profit amounts in the tables below have been reclassified as a result of the realignment of our organizational structure to better support our segment operations, including the allocation of previously unallocated costs. Additionally, revenues, segment profit, points of distribution information, and systemwide sales related to restaurants located in Puerto Rico were previously included in the Baskin-Robbins International segment, but are now included in the Baskin-Robbins U.S. segment based on functional responsibility. Prior period amounts in the tables below have been revised to reflect these changes for all periods presented.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	September 24, 2016	September 26, 2015	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	2.0%	1.1%
Systemwide sales (in millions)[1]	$2,075.3	1,951.5	123.8	6.3%

Revenues:
Royalty income	$113,281	105,864	7,417	7.0%
Franchise fees	9,852	12,666	(2,814)	(22.2)%
Rental income	25,972	25,290	682	2.7%
Sales at company-operated restaurants	1,611	7,293	(5,682)	(77.9)%
Other revenues	1,709	3,257	(1,548)	(47.5)%
Total revenues	$152,425	154,370	(1,945)	(1.3)%

Segment profit	$119,434	113,197	6,237	5.5%

Points of distribution	8,629	8,308	321	3.9%
Gross openings	97	127	(30)	(23.6)%
Net openings[2]	56	68	(12)	(17.6)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail. Beginning in the first quarter of fiscal year 2016, we began presenting systemwide sales rather than franchisee-reported sales, which excludes sales of company-operated restaurants.
2 Net openings for the three months ended September 24, 2016 and September 26, 2015 reflect the previously-announced closing of 5 and 31 self-serve coffee stations within Speedway locations, respectively.
Dunkin' Donuts U.S. third quarter revenues of $152.4 million represented a decrease of 1.3% compared to the prior year period. The decrease was primarily a result of a decline in sales at company-operated restaurants driven by a net decrease in the number of company-operated restaurants, as well as a decrease in franchise fees due to declines in renewal income and gross openings, and a decrease in other revenues driven primarily by a decline in refranchising gains. These decreases in revenues were offset by increased royalty income due to an increase in systemwide sales.
Dunkin' Donuts U.S. segment profit in the third quarter increased $6.2 million over the prior year period to $119.4 million, which was driven primarily by the increase in royalty income and an increase in other operating income due primarily to gains recognized in connection with the sale of company-operated restaurants, as well as a reduction in general and administrative expenses. These increases in segment profit were offset by the decreases in franchise fees and other revenues, as well as expenses incurred to record lease-related liabilities as a result of lease terminations.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	September 24, 2016	September 26, 2015	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	(1.4)%	0.8%
Systemwide sales (in millions)[1]	$177.5	164.2	13.2	8.1%

Revenues:
Royalty income	$4,125	3,762	363	9.6%
Franchise fees	323	850	(527)	(62.0)%
Other revenues	1	14	(13)	(92.9)%
Total revenues	$4,449	4,626	(177)	(3.8)%

Segment profit	$705	1,000	(295)	(29.5)%

Points of distribution	3,379	3,260	119	3.7%
Gross openings	83	104	(21)	(20.2)%
Net openings	11	40	(29)	(72.5)%
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International third quarter systemwide sales increased 8.1% from the prior year period driven primarily by sales growth in the Middle East, Europe, South America, Asia, and South Korea. Sales in South Korea were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 7%.
Dunkin' Donuts International third quarter revenues of $4.4 million represented a decrease of 3.8% from the prior year period. The decrease in revenues was primarily a result of a decline in franchise fees, offset by an increase in royalty income.
Segment profit for Dunkin' Donuts International decreased $0.3 million to $0.7 million in the third quarter primarily as a result of the decrease in revenues and an increase in general and administrative expenses driven primarily by an increase in bad debt expense, offset by an increase in net income from our South Korea joint venture.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	September 24, 2016	September 26, 2015	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	(0.9)%	7.5%
Systemwide sales (in millions)[1]	$178.2	179.5	(1.4)	(0.8)%

Revenues:
Royalty income	$8,499	8,529	(30)	(0.4)%
Franchise fees	273	180	93	51.7%
Rental income	787	667	120	18.0%
Sales of ice cream and other products	805	684	121	17.7%
Other revenues	3,417	3,520	(103)	(2.9)%
Total revenues	$13,781	13,580	201	1.5%

Segment profit	$11,085	9,774	1,311	13.4%

Points of distribution	2,533	2,515	18	0.7%
Gross openings	14	18	(4)	(22.2)%
Net openings (closings)	3	(13)	16	n/m
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail. Additionally, the prior period has been revised to reflect a reclassification of systemwide sales generated in Puerto Rico from Baskin-Robbins International to Baskin-Robbins U.S.
Baskin-Robbins U.S. third quarter revenue increased 1.5% from the prior year period to $13.8 million due primarily to increases in rental income, sales of ice cream and other products, and franchise fees, offset by a decrease in other revenues driven by a decrease in licensing income.
Segment profit for Baskin-Robbins U.S. increased $1.3 million in the third quarter, or 13.4%, over the prior year period primarily as a result of a reduction in general and administrative expenses, due primarily to expenses incurred in the prior year period related to brand-building activities, as well as reductions in bad debt expense and incentive compensation.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	September 24, 2016	September 26, 2015	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales decline	(2.9)%	(2.4)%
Systemwide sales (in millions)[1]	$390.0	358.5	31.5	8.8%

Revenues:
Royalty income	$2,081	1,913	168	8.8%
Franchise fees	205	149	56	37.6%
Rental income	121	129	(8)	(6.2)%
Sales of ice cream and other products	25,340	28,312	(2,972)	(10.5)%
Other revenues	157	104	53	51.0%
Total revenues	$27,904	30,607	(2,703)	(8.8)%

Segment profit	$11,154	9,416	1,738	18.5%

Points of distribution	5,243	5,102	141	2.8%
Gross openings	116	110	6	5.5%
Net openings (closings)	45	(5)	50	n/m
1 Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail. Additionally, the prior period has been revised to reflect a reclassification of systemwide sales generated in Puerto Rico from Baskin-Robbins International to Baskin-Robbins U.S.
Baskin-Robbins International systemwide sales increased 8.8% in the third quarter compared to the prior year period driven by sales growth in Japan and South Korea. Sales in both Japan and South Korea were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 2%.
Baskin-Robbins International third quarter revenues decreased 8.8% from the prior year period to $27.9 million due primarily to a decrease in sales of ice cream products to the Middle East, partially offset by an increase in royalty income. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to the lag between shipment of products to licensees and retail sales at franchised restaurants, as well as the overall timing of deliveries between fiscal quarters.
Third quarter segment profit increased 18.5% from the prior year period to $11.2 million as a result of a decrease in general and administrative expenses driven by a reduction in bad debt expense, an increase in net income from our Japan joint venture, and an increase in royalty income. These increases in segment profit were offset by a decrease in net margin on ice cream driven primarily by a decline in sales volume.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a fourth quarter cash dividend of $0.30 per share, payable on November 30, 2016, to shareholders of record as of the close of business on November 21, 2016.

•
The Company announced on September 22, 2016, that David Hoffmann was named president of Dunkin’ Donuts U.S. and Canada, effective October 3, 2016. Mr. Hoffmann joins Dunkin’ Brands after 22 years with McDonald’s Corporation, where he most recently served as President, High Growth Markets, which included China, South Korea, Russia and several additional European markets. Mr. Hoffmann replaces

Paul Twohig who, as previously announced, is retiring and will stay with the Company through the end of the first quarter 2017 to ensure a smooth transition. In his new position, Mr. Hoffmann is responsible for Dunkin’ Donuts operations and marketing in the U.S. and Canada, as well as global franchising and store development for both Dunkin’ Donuts and Baskin-Robbins.

•
The Company announced on September 29, 2016, that it will launch a line of Dunkin' Donuts branded ready-to-drink (RTD) coffee beverages in the United States in early 2017. The Coca-Cola Company will manufacture, distribute and sell the product. This marks Dunkin' Donuts' first entry into the RTD coffee category, which has enjoyed very strong growth over the past five years and represents $2.3 billion dollars in annual sales according to Nielsen.

FISCAL YEAR 2016 TARGETS
As described below, the Company is reiterating and updating certain targets regarding its 2016 expectations.

•
The Company continues to expect Dunkin' Donuts U.S. comparable store sales growth of 0 to 2 percent. It now expects Baskin-Robbins U.S. comparable store sales growth to be slightly positive, as compared to previous guidance of 1 to 3 percent.

•
The Company now expects Dunkin' Donuts U.S. net development to be at the low end of the previously-provided range of 430 to 460 net new restaurants, excluding Speedway self-serve coffee station closures. The Company continues to expect Baskin-Robbins U.S. will add between 5 and 10 net new restaurants.

•	Internationally, the Company continues to target opening approximately 200 net new restaurants across the two brands.

•
The Company now expects net income of equity method investments to be slightly higher than 2015 full-year results of $12.6 million, as compared to previous guidance of slightly lower than 2015 full-year results. The update is primarily driven by the reduction of depreciation and amortization of its Japan joint venture as a result of the impairment charge recorded in fiscal year 2015.

•
The Company now expects revenue growth to be approximately 2 percent on a 53-week basis with the last week being worth approximately 100 basis points. The update is primarily driven by weaker-than-expected sales of ice cream products related to its Baskin-Robbins International segment.

•	The Company continues to expect GAAP operating income growth of between 27 and 30 percent and GAAP diluted earnings per share of $2.02 to $2.08 on a 53-week basis.

•	The Company continues to expect adjusted operating income growth of between 8 and 10 percent and diluted adjusted earnings per share of $2.20 to $2.22 on a 53-week basis.

•	The Company continues to expect full-year weighted-average shares outstanding of approximately 93 million and a 38.5 percent effective tax rate.

•
Fiscal year 2016 is a 53-week year for the Company. The target ranges for GAAP operating income growth and adjusted operating income growth are applicable on both a 52- and 53-week basis. The impact of the 53rd week on GAAP diluted earnings per share and diluted adjusted earnings per share is approximately $0.03.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 71866621. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee- and company-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “DD U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “DD International comparable store sales growth” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the third quarter 2016, Dunkin' Brands' nearly 100 percent franchised business model included more than 12,000 Dunkin' Donuts restaurants and more than 7,700 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015

Revenues:
Franchise fees and royalty income	$138,639	133,913	399,617	380,381
Rental income	26,880	26,121	75,874	76,283
Sales of ice cream and other products	26,568	29,554	86,425	88,032
Sales at company-operated restaurants	1,611	7,293	11,924	21,578
Other revenues	13,401	12,926	39,344	40,862
Total revenues	207,099	209,807	613,184	607,136
Operating costs and expenses:
Occupancy expenses—franchised restaurants	15,881	13,686	42,691	40,921
Cost of ice cream and other products	18,384	19,788	58,445	58,010
Company-operated restaurant expenses	1,682	7,697	13,472	22,312
General and administrative expenses, net	59,374	61,433	184,028	187,622
Depreciation	5,050	5,177	15,361	15,278
Amortization of other intangible assets	5,397	6,161	16,726	18,542
Long-lived asset impairment charges	7	—	104	264
Total operating costs and expenses	105,775	113,942	330,827	342,949
Net income of equity method investments	5,467	4,059	12,148	10,957
Other operating income (loss), net	2,569	(161)	6,329	947
Operating income	109,360	99,763	300,834	276,091
Other income (expense), net:
Interest income	161	86	434	324
Interest expense	(24,603)	(24,786)	(74,456)	(72,045)
Loss on debt extinguishment and refinancing transactions	—	—	—	(20,554)
Other losses, net	(124)	(449)	(596)	(1,006)
Total other expense, net	(24,566)	(25,149)	(74,618)	(93,281)
Income before income taxes	84,794	74,614	226,216	182,810
Provision for income taxes	32,082	28,312	86,760	68,634
Net income including noncontrolling interests	52,712	46,302	139,456	114,176
Net income attributable to noncontrolling interests	—	86	—	11
Net income attributable to Dunkin’ Brands	$52,712	46,216	139,456	114,165

Earnings per share—basic	$0.58	0.49	1.52	1.18
Earnings per share—diluted	0.57	0.48	1.51	1.16

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 24, 2016	December 26, 2015
Assets
Current assets:
Cash and cash equivalents	$270,230	260,430
Restricted cash	70,734	71,917
Accounts, notes, and other receivables, net	83,379	128,360
Other current assets	89,364	97,117
Total current assets	513,707	557,824
Property and equipment, net	177,137	182,614
Equity method investments	123,174	106,878
Goodwill and other intangible assets, net	2,272,405	2,290,796
Other assets	59,172	59,007
Total assets	$3,145,595	3,197,119
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$25,000	25,000
Accounts payable	17,669	18,663
Other current liabilities	289,469	375,129
Total current liabilities	332,138	418,792
Long-term debt, net	2,406,550	2,420,600
Deferred income taxes, net	469,787	476,510
Other long-term liabilities	104,345	101,960
Total long-term liabilities	2,980,682	2,999,070
Total stockholders’ deficit	(167,225)	(220,743)
Total liabilities and stockholders’ deficit	$3,145,595	3,197,119

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine months ended
	September 24, 2016	September 26, 2015

Net cash provided by operating activities	$130,336	83,237
Cash flows from investing activities:
Additions to property and equipment	(10,358)	(23,700)
Proceeds from sale of real estate and company-operated restaurants	15,479	1,948
Other, net	(1,014)	(3,270)
Net cash provided by (used in) investing activities	4,107	(25,022)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	2,500,000
Repayment of long-term debt	(18,750)	(1,831,574)
Payment of debt issuance and other debt-related costs	—	(41,347)
Dividends paid on common stock	(82,326)	(76,013)
Repurchases of common stock, including accelerated share repurchases	(30,000)	(500,037)
Exercise of stock options	4,937	10,297
Change in restricted cash	73	(6,831)
Other, net	1,348	4,465
Net cash provided by (used in) financing activities	(124,718)	58,960
Effect of exchange rates on cash and cash equivalents	75	(725)
Increase in cash and cash equivalents	9,800	116,450
Cash and cash equivalents, beginning of period	260,430	208,080
Cash and cash equivalents, end of period	$270,230	324,530

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Operating income	$109,360	99,763	300,834	276,091
Operating income margin	52.8%	47.5%	49.1%	45.5%
Adjustments:
Amortization of other intangible assets	$5,397	6,161	16,726	18,542
Long-lived asset impairment charges	7	—	104	264
Transaction-related costs(a)	—	36	64	317
Bertico and related litigation(b)	—	—	(428)	(2,753)
Settlement of Canadian pension plan(c)	—	—	—	4,075
Adjusted operating income	$114,764	105,960	317,300	296,536
Adjusted operating income margin	55.4%	50.5%	51.7%	48.8%

Net income attributable to Dunkin' Brands	$52,712	46,216	139,456	114,165
Adjustments:
Amortization of other intangible assets	5,397	6,161	16,726	18,542
Long-lived asset impairment charges	7	—	104	264
Transaction-related costs(a)	—	36	64	317
Bertico and related litigation(b)	—	—	(428)	(2,753)
Settlement of Canadian pension plan(c)	—	—	—	4,075
Loss on debt extinguishment and refinancing transactions	—	—	—	20,554
Tax impact of adjustments(d)	(2,161)	(2,479)	(6,586)	(16,400)
Tax impact of legal entity conversion(e)	—	246	—	246
Adjusted net income	$55,955	50,180	149,336	139,010

Adjusted net income	$55,955	50,180	149,336	139,010
Weighted average number of common shares – diluted	92,565,695	96,023,211	92,545,292	98,134,053
Diluted adjusted earnings per share	$0.60	0.52	1.61	1.42

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility, which was completed in January 2015.
(b) Adjustment for the nine months ended September 24, 2016 represents a net reduction to legal reserves for the Bertico litigation based upon final agreement of interest and related costs associated with the judgment. Adjustment for the nine months ended September 26, 2015 represents a net reduction to legal reserves for the Bertico litigation and related matters, as a result of the Quebec Court of Appeals (Montreal) ruling to reduce the damages assessed against the Company in the Bertico litigation from approximately
C$16.4 million to approximately C$10.9 million, plus costs and interest.

(c) Represents costs incurred related to the final settlement of our Canadian pension plan as a result of the closure of our Canadian ice cream manufacturing plant in fiscal year 2012.
(d) Tax impact of adjustments calculated at a 40% effective tax rate.
(e) Represents the net tax impact of converting Dunkin' Brands Canada Ltd. to Dunkin' Brands Canada ULC.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(In millions, except per share data)
(Unaudited)
	Fiscal year ended			% Increase
	December 31, 2016		December 26, 2015
	Low	High	Actual	Low	High
	(projected, 53 weeks)	(projected, 53 weeks)	(as reported, 52 weeks)
Operating income	$406.7	416.4	319.6	27%	30%
Adjustments:
Amortization of other intangible assets	22.7	22.2	24.7
Long-lived asset impairment charges	3.5	0.3	0.6
Transaction-related costs(a)	0.6	0.1	0.4
Bertico and related litigation(b)	(0.4)	(0.4)	(2.8)
Settlement of Canadian pension plan(c)	—	—	4.1
Japan joint venture impairment, net(d)	—	—	53.9
Adjusted operating income	$433.1	438.6	400.5	8%	10%

(a) Represents non-capitalizable costs incurred as a result of the securitized financing facility, which was completed in January 2015.
(b) Adjustment for the fiscal year ended December 31, 2016 represents a net reduction to legal reserves for the Bertico litigation based upon final agreement of interest and related costs associated with the judgment. Adjustment for the fiscal year ended December 26, 2015 represents a net reduction to legal reserves for the Bertico litigation and related matters, as a result of the Quebec Court of Appeals (Montreal) ruling to reduce the damages assessed against the Company in the Bertico litigation from approximately C$16.4 million to approximately C$10.9 million, plus costs and interest.

(c) Represents costs incurred related to the final settlement of our Canadian pension plan as a result of the closure of our Canadian ice cream manufacturing plant in fiscal year 2012.
(d) Amount consists of an other-than-temporary impairment of the investment in the Japan joint venture of $54.3 million, less a reduction in depreciation and amortization of $0.4 million resulting from the allocation of the impairment charge to the underlying long-lived assets of the joint venture.

	Fiscal year ended December 31, 2016
	Low	High
	(projected, 53 weeks)	(projected, 53 weeks)
Diluted earnings per share	$2.02	2.08
Adjustments:
Amortization of other intangible assets	0.24	0.24
Long-lived asset impairment charges	0.04	—
Transaction-related costs(e)	0.01	—
Tax impact of adjustments(f)	(0.11)	(0.10)
Diluted adjusted earnings per share	$2.20	2.22

(e) Represents non-capitalizable costs incurred as a result of the securitized financing facility, which was completed in January 2015.
(f) Tax impact of adjustments calculated at a 40% effective tax rate.